    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1996

                                                      REGISTRATION NO. 033-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                           DAYTON HUDSON CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               MINNESOTA                             41-0215170
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)
                               777 NICOLLET MALL
                          MINNEAPOLIS, MINNESOTA 55402
                                  612/370-6948
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               STEPHEN C. KOWALKE
                                   TREASURER
                           DAYTON HUDSON CORPORATION
                               777 NICOLLET MALL
                          MINNEAPOLIS, MINNESOTA 55402
                                  612/370-6948
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:
         W. SMITH SHARPE, JR.                      TIMOTHY R. BAER
       FAEGRE & BENSON P.L.L.P.               DAYTON HUDSON CORPORATION
          2200 NORWEST CENTER                     777 NICOLLET MALL
        90 SOUTH SEVENTH STREET             MINNEAPOLIS, MINNESOTA 55402
     MINNEAPOLIS, MINNESOTA 55402
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                        CALCULATION OF REGISTRATION FEE
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                                                         PROPOSED        PROPOSED
                                        AMOUNT           MAXIMUM          MAXIMUM         AMOUNT OF
     TITLE OF EACH CLASS OF              BEING        OFFERING PRICE     AGGREGATE       REGISTRATION
 SECURITIES BEING REGISTERED(1)      REGISTERED(2)       PER UNIT     OFFERING PRICE         FEE
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Debt Securities, Preferred
 Shares, Depositary Shares,
 Common Stock, par value $1.00
 per share, (3) and Securities
 Warrants........................   $1,000,000,000(4)      100%       $1,000,000,000(5)    $344,830

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(1) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Includes such indeterminate number of Preferred Shares and shares of Common Stock as may be issued at indeterminable prices, but with an aggregate initial offering price not to exceed $1,000,000,000, plus such indeterminate number of Preferred Shares as may be issued upon exercise of Securities Warrants or in exchange for, or upon conversion of, Debt Securities or other Preferred Shares registered hereunder for which no separate consideration will be received, such indeterminate number of Depositary Shares as may be issued in the event the Registrant elects to offer fractional interests in Preferred Shares registered hereunder; and such indeterminate number of shares of Common Stock as may be issued upon exercise of Securities Warrants or in exchange for, or upon conversion of, Debt Securities, Preferred Shares or Depositary Shares registered hereunder.
(3) Associated with the Common Stock are preferred share purchase rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.
(4) Or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units.
(5) No separate consideration will be received for Common Stock, Preferred Shares or Depositary Shares that are issued upon conversion of Debt Securities, Preferred Shares or Depositary Shares.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
  Pursuant to Rule 429, the Prospectus contained herein also relates to Debt Securities and/or Warrants registered on Form S-3, Registration No. 33-42364 and Registration No. 33-59008.
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PROSPECTUS

                           DAYTON HUDSON CORPORATION


                       DEBT SECURITIES AND DEBT WARRANTS
                 PREFERRED SHARES AND PREFERRED SHARE WARRANTS
                    COMMON STOCK AND COMMON STOCK WARRANTS
                                     UNITS

                               ----------------

  Dayton Hudson Corporation (the "Corporation") intends to offer from time to time in one or more series its unsecured debt securities (the "Debt Securities"), warrants to purchase the Debt Securities ("Debt Warrants"), shares of preferred stock (the "Preferred Shares"), interests in which may be represented by depositary shares ("Depositary Shares"), shares of common stock, $1.00 par value per share (the "Common Stock"), warrants to purchase the Preferred Shares or Depositary Shares ("Preferred Share Warrants") or warrants to purchase Common Stock ("Common Stock Warrants," and together with the Debt Warrants and Preferred Share Warrants, the "Securities Warrants"), with an aggregate initial public offering price (including the exercise price of any Securities Warrants) of up to $1,271,200,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units ("ECU"), on terms to be determined at the time of sale. The Debt Securities, Preferred Shares, Depositary Shares, Common Stock and Securities Warrants may be offered separately or as a part of units consisting of one or more such securities ("Units," and together with the Debt Securities, Preferred Shares, Depositary Shares, Common Stock and Securities Warrants, the "Offered Securities"), in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (a "Prospectus Supplement").

  Specific terms of the Offered Securities, including such terms as, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denominations, maturity, premium, rate and time of payment of interest, terms for redemption at the option of the Corporation or repayment at the option of the holder, terms for sinking fund payments and the initial public offering price; (ii) in the case of Preferred Shares, the specific title, any dividend, liquidation, redemption, conversion, voting and other rights, and the initial public offering price and whether interests in the Preferred Shares will be represented by Depositary Shares;
(iii) in the case of Common Stock, the number of shares or fractional interests therein, the initial public offering price and other rights in connection with the offer and sale of the Common Stock; and (iv) in the case of Securities Warrants, where applicable, the duration, offering price, exercise price and detachability, are set forth in the accompanying Prospectus Supplement. Units may be issued in amounts, at prices, on terms and containing such conditions, covenants and other provisions, and consisting of such Offered Securities and other securities, as will be set forth in a Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to and any listing on a securities exchange of the Offered Securities covered by the Prospectus Supplement.

  The Offered Securities may be offered directly, through agents designated from time to time or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable fee, commission, purchase price or discount arrangements with them, will be set forth, or will be calculable from the information set forth, in the Prospectus Supplement.

  THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED UPON  THE  ACCURACY OR  ADEQUACY  OF THIS  PROSPECTUS  OR ANY
      PROSPECTUS  SUPPLEMENT. ANY  REPRESENTATION TO  THE CONTRARY  IS A
       CRIMINAL OFFENSE.

                               ----------------

               The date of this Prospectus is            , 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Corporation with the Securities and Exchange Commission (the "Commission") are incorporated in and made a part of this Prospectus by reference: (i) Annual Report on Form 10-K for the year ended January 28, 1995 (which incorporates by reference certain portions of the Corporation's 1994 Annual Report to Shareholders, including financial statements and accompanying information, and certain portions of the Corporation's definitive Notice and Proxy Statement for the Corporation's 1995 Annual Meeting of Shareholders); (ii) Quarterly Reports on Form 10-Q for the quarters ended April 29, 1995, July 29, 1995 and October 28, 1995; (iii) Registration Statement on Form 8-A dated September 18, 1986, as amended by Amendment No. 1 on Form 8 dated May 28, 1992; and (iv) Registration Statement on Form 8-A filed with respect to the Common Stock.

  All documents filed by the Corporation with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Corporation will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Secretary, Dayton Hudson Corporation, 777 Nicollet Mall, Minneapolis, Minnesota 55402. Telephone requests may be directed to 612/370-6948.

  No person is authorized to give any information or to make any representations other than those contained in this Prospectus or a Prospectus Supplement in connection with the offering described herein and therein, and any information or representations not contained herein or therein must not be relied upon as having been authorized. This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement. The delivery of this Prospectus and a Prospectus Supplement relating to particular Offered Securities shall not constitute an offer of any of the other Offered Securities covered by this Prospectus. The delivery of this Prospectus or any Prospectus Supplement does not constitute an offer to sell or a solicitation of an offer to buy the Offered Securities in any circumstances in which such offer or solicitation of an offer to buy the Offered Securities is unlawful.

                             AVAILABLE INFORMATION

  The Corporation is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports, proxy and information statements and other information filed by the Corporation can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy and information statements and other information concerning the Corporation can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104.

  Additional information regarding the Corporation and the Offered Securities offered hereby is contained in the Registration Statement and the exhibits relating thereto in respect of the Offered Securities offered hereby, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Corporation and the Offered Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S. $").

                                THE CORPORATION

  The Corporation is a national diversified retail company operating through three separate operating divisions: Target upscale discount stores, Mervyn's moderate-priced middle-market promotional department stores and the Department Store Division. At October 28, 1995, these operating divisions operated 1,032 stores in 34 states.

  The Corporation was incorporated in Minnesota in 1902. All references to the "Corporation" herein relate to Dayton Hudson Corporation and its subsidiaries and their predecessors unless otherwise indicated by the context. The Corporation's principal executive offices are located at 777 Nicollet Mall, Minneapolis, Minnesota 55402 (telephone 612/370-6948).

  Additional information concerning the Corporation is included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                USE OF PROCEEDS

  Unless otherwise specified in an applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities offered hereby will be added to the general funds of the Corporation and may be used to meet working capital requirements, for capital expenditures relating to the construction and fixturing of certain of the Corporation's new stores and remodeling of certain of the Corporation's existing stores, to refinance certain debt, or to finance acquisitions of real estate, other assets or companies. Pending such applications, the funds may be used to reduce short-term borrowings or may be invested in short-term marketable securities.

                                   BUSINESS

GENERAL

  The data reported below detail the operations of the Corporation's business segments.

                                              FISCAL YEAR ENDED
                         -----------------------------------------------------------
                         FEBRUARY 2, FEBRUARY 1, JANUARY 30, JANUARY 29, JANUARY 28,
                            1991        1992        1993        1994        1995
                         ----------- ----------- ----------- ----------- -----------
                                            (MILLIONS OF DOLLARS)
Revenues
  Target................   $ 8,175     $ 9,041     $10,393     $11,743     $13,600
  Mervyn's..............     4,055       4,143       4,510       4,436       4,561
  Department Store
   Division.............     2,509       2,931       3,024       3,054       3,150
                           -------     -------     -------     -------     -------
    Total...............   $14,739     $16,115     $17,927     $19,233     $21,311
                           =======     =======     =======     =======     =======
Operating Profit
  Target................   $   466     $   458     $   574     $   662     $   732
  Mervyn's..............       366         284         284         179         206
  Department Store
   Division.............       183         168         228         268         270
                           -------     -------     -------     -------     -------
    Total...............     1,015         910       1,086       1,109       1,208
  Interest Expense, Net.       325         398         437         446         426
  Corporate and Other...        31          40          38          56          68
                           -------     -------     -------     -------     -------
Earnings Before Income
 Taxes..................   $   659     $   472     $   611     $   607     $   714
                           =======     =======     =======     =======     =======
Operating Profit as a
 Percent of Revenues
  Target................       5.7%        5.1%        5.5%        5.6%        5.4%
  Mervyn's..............       9.0         6.9         6.3         4.0         4.5
  Department Store
   Division.............       7.3         5.7         7.5         8.8         8.6
                           -------     -------     -------     -------     -------
Assets
  Target................   $ 3,722     $ 4,393     $ 4,913     $ 5,495     $ 6,247
  Mervyn's..............     2,439       2,686       3,042       2,750       2,917
  Department Store
   Division.............     2,261       2,317       2,292       2,240       2,392
  Corporate and Other...       102          89          90         293         141
                           -------     -------     -------     -------     -------
    Total...............   $ 8,524     $ 9,485     $10,337     $10,778     $11,697
                           =======     =======     =======     =======     =======
Depreciation
  Target................   $   190     $   208     $   236     $   263     $   293
  Mervyn's..............       107         117         135         146         145
  Department Store
   Division.............        69          84          87          88          92
  Corporate and Other...         3           1           1           1           1
                           -------     -------     -------     -------     -------
    Total...............   $   369     $   410     $   459     $   498     $   531
                           =======     =======     =======     =======     =======
Capital Expenditures
  Target................   $   374     $   605     $   571     $   716     $   842
  Mervyn's..............       210         303         294         180         146
  Department Store
   Division.............     1,155         106          72          80          96
  Corporate and Other...         1           2           1           2          11
                           -------     -------     -------     -------     -------
    Total...............   $ 1,740     $ 1,016     $   938     $   978     $ 1,095
                           =======     =======     =======     =======     =======

--------
  The Department Store Division includes the acquisition of Marshall Field's and its results of operations from June 24, 1990, the effective date of acquisition.

  Operating profit is LIFO earnings from operations before corporate expense, interest and income taxes.

TARGET

  Target is an upscale discount chain which provides quality merchandise at low prices in guest-friendly stores. Target operated 673 stores in 33 states at October 28, 1995.

MERVYN'S

  Mervyn's is a middle-market promotional department store chain emphasizing name-brand and private-label casual apparel and home soft goods. Mervyn's operated 295 stores in 16 states at October 28, 1995.

DEPARTMENT STORE DIVISION

  The Department Store Division offers trend leadership, quality merchandise and superior service. At October 28, 1995, the Department Store Division operated 64 Dayton's, Hudson's and Marshall Field's stores in nine states.

 RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

  The following are the consolidated ratios of earnings to fixed charges and to fixed charges and preferred stock dividends for each of the years in the five-year period ended January 28, 1995, and the nine-month periods ended October 29, 1994 and October 28, 1995:

                                              FISCAL YEAR ENDED                         NINE MONTHS ENDED
                         ----------------------------------------------------------- -----------------------
                         FEBRUARY 2, FEBRUARY 1, JANUARY 30, JANUARY 29, JANUARY 28, OCTOBER 29, OCTOBER 28,
                            1991        1992        1993        1994        1995        1994        1995
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
Ratio of Earnings to
 Fixed Charges..........    2.72x       2.00        2.22        2.19        2.43        1.68        1.32
Ratio of Earnings to
 Fixed Charges and
 Preferred Stock
 Dividends..............    2.47x       1.85        2.06        2.04        2.25        1.56        1.23

  For purposes of computing the ratios of earnings to fixed charges, income before income taxes plus fixed charges less capitalized interest has been divided by fixed charges. For purposes of computing the ratios of earnings to fixed charges and preferred stock dividends, income before income taxes plus fixed charges less capitalized interest has been divided by fixed charges and pretax earnings required to cover preferred stock dividends. Fixed charges consist of interest on short-term borrowings and long-term debt, amortization of debt expense, capitalized interest and the interest portion of rental expense. Pretax earnings required to cover preferred stock dividends have been computed by dividing preferred stock dividends, adjusted for the tax benefits related to the unallocated shares, by one minus the Corporation's income tax rate.

                        DESCRIPTION OF DEBT SECURITIES

  The following descriptions of the terms of the Debt Securities set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Debt Securities are to be issued under an Indenture dated as of February 1, 1986, as amended and supplemented from time to time (collectively, the "Indenture"), between the Corporation and First Trust National Association, as Trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definition therein of certain terms. Section numbers below refer to provisions of the Indenture.

GENERAL

  The Debt Securities will be unsecured obligations of the Corporation.

  The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (Section 301)

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms of the Debt
Securities: (i) the title of the Debt Securities; (ii) any limit on the aggregate principal amount of the Debt Securities; (iii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (iv) the date or dates on which the Debt Securities will mature; (v) the rate or rates (which may be fixed or variable) per annum at which the Debt Securities will bear interest, if any; (vi) the date from which such interest, if any, on the Debt Securities will accrue, the Interest Payment Dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (vii) the dates, if any, on which and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Corporation, and the other detailed terms and provisions of such sinking fund; (viii) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Corporation or of the Holder thereof and the other detailed terms and provisions of such optional redemption; (ix) the currency or currencies of denomination and payment; (x) if the currency or currencies of payment are at the Corporation's or Holder's election, the manner in which such election may be made; (xi) the application of defeasance provisions to the Debt Securities;
(xii) any additional restrictive covenants included for the benefit of Holders of the Debt Securities; (xiii) any additional Events of Default provided with respect to the Debt Securities; and (xiv) whether the Debt Securities will be issued in whole or in part in the form of one or more Global Securities and, if so, the Depositary for such Global Securities. (Section 301)

  Principal, premium, if any, and interest, if any, will be payable, and the Debt Securities will be transferable, at the Place of Payment designated for such Debt Securities, provided that payment of interest may, at the option of the Corporation, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 305, 1002)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. (Section
302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

  Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof, upon the occurrence of an Event of Default and the continuation thereof. (Section 101)

  Unless otherwise indicated in the Prospectus Supplement relating to the Debt Securities, the covenants contained in the Indenture and the Debt Securities would not necessarily afford Holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Corporation that may adversely affect Holders.

RESTRICTED AND UNRESTRICTED SUBSIDIARIES

  The various restrictive provisions of the Indenture applicable to the Corporation and its Restricted Subsidiaries do not apply to Unrestricted Subsidiaries. The assets and indebtedness of Unrestricted Subsidiaries are not consolidated with those of the Corporation and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the Indenture and investments by the Corporation or by its Restricted Subsidiaries in Unrestricted Subsidiaries are excluded in computing Consolidated Net Tangible Assets. "Unrestricted Subsidiaries" are those Subsidiaries defined as such by the Indenture, i.e., Dayton Credit Company and certain other finance Subsidiaries acquired or formed subsequent to the date of the Indenture, Eighth Street Development Company, those Subsidiaries which are designated as Unrestricted Subsidiaries by the Board of Directors from time to time pursuant to the Indenture (in each case, unless and until designated as Restricted Subsidiaries by the Board of Directors pursuant to the Indenture) and any Subsidiary, a majority of the voting stock of which is owned by Unrestricted Subsidiaries. "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries. A "Wholly-owned Restricted Subsidiary" is a Restricted Subsidiary of which all of the outstanding Funded Debt and capital stock (except directors' qualifying shares) is owned by the Corporation and its other Wholly-owned Restricted Subsidiaries. (Section 101)

  An Unrestricted Subsidiary may not be designated a Restricted Subsidiary unless the Corporation would be permitted immediately thereafter to incur additional Secured Funded Debt and Attributable Debt under the terms of the Indenture. (Section 1009(a))

RESTRICTIONS ON SECURED FUNDED DEBT

  The Corporation may not, and may not permit any Restricted Subsidiary to, issue, assume, guarantee, incur or create any Secured Funded Debt without first making effective provision whereby the Debt Securities shall be secured equally and ratably with (or prior to) such Secured Funded Debt, unless immediately thereafter the sum of the aggregate amount of all outstanding Secured Funded Debt of the Corporation and its Restricted Subsidiaries together with all Attributable Debt of the Corporation and its Restricted Subsidiaries in respect of sale and leaseback transactions does not exceed 5% of Consolidated Net Tangible Assets. The foregoing restriction does not prevent (i) Secured Funded Debt of a Restricted Subsidiary owing to the Corporation or a Wholly-owned Restricted Subsidiary, (ii) Secured Funded Debt resulting from the Mortgage of property of the Corporation or any Restricted Subsidiary in favor of the United States or any State or any instrumentality thereof to secure partial, progress, advance or other payments, (iii) Secured Funded Debt secured by a Mortgage on property of, or on any shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes a Subsidiary, (iv) Secured Funded Debt secured by a Mortgage on property, shares of stock or Indebtedness existing at or incurred within 120 days of the time of acquisition thereof (including acquisition through merger or consolidation), purchase money Mortgages and construction Mortgages, (v) Secured Funded Debt secured by a Mortgage incurred or assumed in connection with an issuance of revenue bonds the interest on which is exempt from federal income tax pursuant to Section 103(a) and related Sections of the Internal Revenue Code of 1986, as amended, or (vi) any extension, renewal or refunding, in whole or in part, of any Secured Funded Debt permitted under the restrictions described in the first sentence of this paragraph or of any Secured Funded Debt of any Restricted Subsidiary outstanding at February 2, 1985 or of any corporation outstanding at the time such corporation became a Restricted Subsidiary. (Section 1007)

  "Secured Funded Debt" means Funded Debt which is secured by a Mortgage upon any assets of the Corporation or a Restricted Subsidiary. (Section 101)

  "Funded Debt" means Indebtedness maturing more than 12 months after the time of computation thereof, guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business) and Funded Debt secured by a Mortgage on property of the Corporation or any Restricted Subsidiary, whether or not assumed, and in the case of any Subsidiary all Preferred Stock of such Subsidiary. Funded Debt does not include any amount in respect of obligations under leases (or guarantees thereof), whether or not such obligations would be included as liabilities on a consolidated balance sheet of the Corporation and its Restricted Subsidiaries. (Section 101)

  "Attributable Debt" means (i) the balance sheet liability amount of capital leases (capital lease obligations and current portion thereof) determined under generally accepted accounting principles, plus (ii) the amount of future minimum lease payments under operating leases required to be disclosed by generally accepted accounting principles, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted at the average interest rate per annum used to calculate the present value of operating lease payments for the most recent year in the Corporation's most recent Annual Report to Shareholders. (Section 101)

  "Consolidated Net Tangible Assets" means the total amount of assets on a consolidated balance sheet of the Corporation and its Restricted Subsidiaries (less applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of computation) after deducting (i) all liabilities and liability items, including amounts in respect of obligations under leases (or guarantees thereof) which under generally accepted accounting principles would be included on such balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes and (ii) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles. (Section 101)

RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS

  Neither the Corporation nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Operating Property which has been or is to be sold or transferred more than 120 days after the acquisition thereof or the completion of construction and commencement of full operations thereof, unless (a) the Corporation or such Restricted Subsidiary could create Secured Funded Debt on such property pursuant to Section 1007 (see "Restrictions on Secured Funded Debt" above) in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities or (b) the Corporation, within 120 days, applies to the retirement of its Secured Funded Debt an amount equal to the greater of (i) the net proceeds of the sale of an Operating Property leased pursuant to such arrangement or (ii) the fair value of the Operating Property so leased (subject to credits for certain voluntary retirements of Funded Debt). This restriction will not apply to any sale and leaseback transaction (a) between the Corporation and a Restricted Subsidiary or between Restricted Subsidiaries, or (b) involving the taking back of a lease for a period of three years or less. (Section 1008) "Operating Property" is defined as any retail store, warehouse or other property related to the general retail business of the Corporation or any Subsidiary, parking facilities, and any equipment located at or comprising a part of any such property having a net book value in excess of .35% of Consolidated Net Tangible Assets (which has been owned and operated by the Corporation or any Restricted Subsidiary for more than 90 days). (Section 101)

RESTRICTIONS ON MERGER AND SALE OF ASSETS

  The Corporation may consolidate with or merge into any other corporation, or transfer substantially all its properties and assets to any Person, and any other Person may consolidate with or merge into the Corporation, or transfer substantially all its properties and assets to the Corporation, provided that
(i) the Person (if other than the Corporation) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such property and assets shall assume payment of the principal of, premium, if any, and interest on the Debt Securities and the performance and observance of the covenants of the Indenture, and (ii) except in the case of a merger or consolidation of the Corporation and a Restricted Subsidiary, either (a) the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series shall have consented thereto or (b) immediately thereafter under the terms of the Indenture the successor corporation would be permitted to become liable for an additional amount of Secured Funded Debt. (Section 801) Notwithstanding the provisions summarized in this paragraph, the Corporation may, without complying with such provisions, sell all of its property and assets to another corporation if, immediately after giving effect to such sale, such corporation is a Wholly-owned Restricted Subsidiary of the Corporation and the Corporation would be permitted to become liable for an additional amount of Secured Funded Debt. (Section 803)

MODIFICATION AND WAIVER

  Certain modifications and amendments of the Indenture may be made by the Corporation and the Trustee only with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the stated maturity date of the principal of, or any installment of principal of or interest on, any such Debt Security; (ii) reduce the principal amount of, or the interest (or premium, if any) on, any such Debt Security (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the Maturity thereof); (iii) change the Place of Payment where, or the coin or currency in which, any principal or interest (or premium, if any) on any such Debt Security is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of Outstanding Debt Securities of any series the consent of the Holders of which is necessary to modify or amend the Indenture; or (vi) modify the foregoing requirements or reduce the percentage of aggregate principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

  The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Corporation with certain restrictive provisions of the Indenture. (Section 1012) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

EVENTS OF DEFAULT

  The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events: (i) default for 30 days in any payment of interest on such series; (ii) default in any payment of principal of (or premium, if any, on) such series when due; (iii) default in the payment of any sinking fund installment with respect to such series when due; (iv) default for 60 days after appropriate notice in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than that series); (v) default under any evidence of Indebtedness for money borrowed (including a default with respect to Debt Securities other than that series) or under any Mortgage, indenture or instrument under which any such Indebtedness is issued or secured (including the Indenture), which results in acceleration of the maturity of such Indebtedness, if such acceleration is not annulled (or if such Indebtedness is not discharged) within 10 days after written notice as provided in the Indenture; (vi) certain events in bankruptcy, insolvency or reorganization; or (vii) any other Event of Default provided with respect to Debt Securities of that series. In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal of such series (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of that series) to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series, except in each case a failure to pay principal of (or premium, if any) or interest on such Debt Security or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Sections 501, 502, 513)

  Reference is made to the Prospectus Supplement relating to each series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture requires the Corporation to file annually with the Trustee an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 1011) The Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in payment of principal (or premium, if any) or interest or any sinking fund installment) if it considers it in the interest of the Holders of the Debt Securities to do so. (Section 602)

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. (Sections 512, 603)

  No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 508)

DEFEASANCE

  Defeasance and Discharge. If the terms of a series of Debt Securities so provide and the Corporation deposits or causes to be deposited with the Trustee as trust funds in trust for the purpose money and/or Government Obligations, as hereinafter defined, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or installment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if the Corporation has elected to redeem such Outstanding Debt Securities in accordance with Section 1102 of the Indenture), and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable, then the Indenture will cease to be of further effect with respect to such series (except for certain obligations to compensate, reimburse and indemnify the Trustee, to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust), and the Corporation will be deemed to have satisfied and discharged the Indenture with respect to such series. (Section 403) In the event of any such defeasance, holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal (and premium, if any) and interest, if any, on their Debt Securities. The term "Government Obligations" as used herein shall mean securities of the government which issued the currency in which the

Debt Securities of such series are denominated and/or in which interest is payable or of government agencies backed by the full faith and credit of such government. (Section 101)

  Under current federal income tax law, such defeasance will be treated as a taxable exchange of the related Debt Securities for an interest in the trust. As a consequence, each holder of such Debt Securities will recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Debt Securities and the value of the holder's interest in the trust, and thereafter will be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described below. Prospective investors are urged to consult their own tax advisors as to the specific consequences of such a defeasance.

  Defeasance of Certain Covenants and Certain Events of Default. If the terms of the Debt Securities of any series so provide, the Corporation may omit to comply with certain restrictive covenants in Sections 801, 803 and 804 (Consolidation, Merger, Conveyance, Transfer or Lease), and Sections 1005 (Maintenance of Properties), 1006 (Payment of Taxes and Other Claims), 1007 (Restriction on the Creation of Secured Funded Debt), 1008 (Restriction on Sale and Lease-Back Transactions) and 1009 (Restriction on Permitting Unrestricted Subsidiaries to become Restricted Subsidiaries), and Sections 501(4), 501(5), 501(6), 501(7) and 501(8) (if Section 501(8) is specified in the Prospectus Supplement or Prospectus Supplements relating to such Debt Securities), as described in clauses (iv) through (vii) under "Events of Default" above, shall not be deemed to be Events of Default under the Indenture with respect to such series, upon the deposit with the Trustee, in trust, of money and/or Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or installment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if the Corporation has elected to redeem such Outstanding Debt Securities in accordance with Section 1102 of the Indenture) and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable. The obligations of the Corporation under the Indenture and the Debt Securities other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect. (Section 1010)

  In the event the Corporation exercises its option to omit compliance with certain covenants of the Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than Events of Default described in clauses (iv) through (vii) under "Events of Default" above, the amount of money and/or Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series on their Stated Maturity or Redemption Date, but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Corporation shall remain liable for such payments. (Section 1010)

  Substitution of Collateral. If the terms of a series of Debt Securities so provide, the Corporation will be permitted at any time to withdraw any money or Government Obligations deposited pursuant to the foregoing defeasance provisions, provided that the Corporation in substitution therefor simultaneously deposits money and/or Government Obligations which would then be sufficient to satisfy the Corporation's payment obligations in respect of the Debt Securities in the manner contemplated by such defeasance provisions.

REGARDING THE TRUSTEE

  The Trustee acts as trustee under the Indenture relating to the Corporation's 9 1/4% Debentures due 2006, 9 1/2% Sinking Fund Debentures due 2016, 9 1/4% Sinking Fund Debentures due 2016, 9 7/8% Sinking Fund Debentures due 2017, 9 5/8% Debentures due 2008, Medium-Term Notes, Series B, 9 3/4% Notes due 1998, Medium-Term Notes, Series C, Medium-Term Notes, Series D, Medium-Term Notes, Series E, 9 3/4% Notes due 2002, 9 7/8% Debentures due 2020, Medium-Term Notes, Series F, 10% Notes due 2000, 10% Notes due 2011,

9.40% Notes due 2001, Medium-Term Notes, Series G, 9.70% Debentures due 2021, 9.25% Debentures due 2011, 9% Debentures due 2021, 8.60% Debentures due 2012, Medium-Term Notes, Series H, 8 7/8% Debentures due 2022, 8.80% Debentures due 2022, 7.25% Notes due 2004, 8.50% Debentures due 2022, 6 5/8% Notes due 2003,
7 7/8% Debentures due 2023, 7.65% Debentures due 2023 and 7.5% Notes due 1999.

  Roger L. Hale, a director of the Corporation, is a director of First Bank System, Inc., which owns substantially all of the capital stock of the Trustee.

                        DESCRIPTION OF PREFERRED SHARES

  The following description of the terms of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Shares offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Shares. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Shares set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Corporation's Restated Articles of Incorporation and the Certificate of Designation, Preferences and Rights ("Certificate of Designation") relating to each series of the Preferred Shares.

GENERAL

  Pursuant to the Corporation's Restated Articles of Incorporation, the Board of Directors of the Corporation has the authority, without further shareholder action, to issue from time to time a maximum of 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), including shares issued or reserved for issuance, in one or more series and with such terms and at such times and for such consideration as the Board of Directors of the Corporation may determine. The authority of the Board of Directors of the Corporation includes the determination or fixing of the following with respect to shares of any series thereof: (i) the number of shares and designation or title thereof; (ii) rights as to dividends; (iii) whether and upon what terms the shares are to be redeemable; (iv) the rights of the holders upon the dissolution, or upon the distribution of assets, of the Corporation; (v) whether and upon what terms the shares shall have a purchase, retirement or sinking fund; (vi) whether and upon what terms the shares are to be convertible; (vii) the voting rights, if any, which shall apply; and (viii) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series. At October 28, 1995, 406,246 shares of Preferred Stock were outstanding. Shares of Preferred Stock purchased, redeemed or converted by the Corporation shall be retired and canceled and restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued.

  As described under "Description of Depositary Shares," the Corporation may, at its option, elect to offer Depositary Shares evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Shares) in a share of the particular series of the Preferred Shares issued and deposited with a Depositary (as defined below).

  The Preferred Shares shall have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Shares. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Shares offered thereby for specific terms, including
(i) the title and liquidation preference of such Preferred Shares and the number of shares offered; (ii) the initial public offering price at which such Preferred Shares will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) any conversion provisions; (vi) whether the Corporation has elected to offer Depositary Shares as described under "Description of Depositary Shares"; and (vii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

  The Preferred Shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Shares, each series of the Preferred Shares will rank on a parity in all respects with the outstanding shares of each other series of the Preferred Shares and will rank senior to the Corporation's Series B ESOP Convertible Preferred Stock and Corporation's Series A Junior Participating Preferred Stock described below. The Preferred Shares will have no preemptive rights to subscribe for any additional securities which may be issued by the Corporation. Unless otherwise specified in the applicable Prospectus Supplement, First Chicago Trust Company of New York will be the transfer agent and registrar for the Preferred Shares and any Depositary Shares.

DIVIDENDS

  The holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof, out of funds legally available therefor, cash dividends at such rates and on such dates as will be set forth in the Prospectus Supplement relating to such series. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Corporation on such record dates as will be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof.

  Dividends on any series of the Preferred Shares may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of the Corporation fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative ("Noncumulative Preferred Shares"), then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Corporation will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates.

  No full dividends will be declared or paid or set apart for payment on any stock of the Corporation ranking, as to dividends, on a parity with or junior to the Preferred Shares for any period unless full dividends on the Preferred Shares of each series (including any accumulated dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon any series of Preferred Shares and any Preferred Stock ranking on a parity as to dividends with the Preferred Shares, all dividends declared or made upon Preferred Shares of each series and any Preferred Stock ranking on a parity as to dividends with the Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on Preferred Shares of each series and such Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share (which, in the case of Noncumulative Preferred Shares, shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of each series of the Preferred Shares and such Preferred Stock bear to each other. Except as provided in the preceding sentence, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Corporation ranking junior to the Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Preferred Shares as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with the Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Preferred Shares as to dividends and upon liquidation) unless, in each case, the full dividends on each series of the Preferred Shares shall have been paid or declared and set aside for payment. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on any series of the Preferred Shares which may be in arrears.

REDEMPTION

  A series of the Preferred Shares may be redeemable, in whole or in part, at the option of the Corporation, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Preferred Shares redeemed by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock.

  The Prospectus Supplement relating to a series of the Preferred Shares which is subject to mandatory redemption will specify the number of shares of such series of the Preferred Shares which shall be redeemed by the Corporation in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement relating to such series of the Preferred Shares. If the redemption price is payable only from the net proceeds of the issuance of capital stock of the Corporation, the terms of such series may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the applicable shares of such series of the Preferred Shares shall automatically and mandatorily be converted into shares of the applicable capital stock of the Corporation pursuant to conversion provisions specified in the Prospectus Supplement relating to such series of the Preferred Shares.

  If fewer than all of the outstanding shares of any series of the Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Corporation and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares).

  Notwithstanding the foregoing, if any dividends, including any accumulation, on Preferred Shares of any series are in arrears, no Preferred Shares of such series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any Preferred Shares of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of such series of the Preferred Shares.

  Unless otherwise specified in the applicable Prospectus Supplement, notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 40 nor more than 70 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock books of the Corporation. Each such notice shall state (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price;
(iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights as to such shares, if any, shall terminate. If fewer than all shares of any series of the Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

  If notice of redemption has been given, from and after the redemption date for the shares of the series of the Preferred Shares called for redemption (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the Preferred Shares so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), the redemption price set forth above shall be paid out of funds provided by the Corporation. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

  In the event that a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Exchange Act, the Corporation will comply with all applicable provisions of the Exchange Act.

CONVERSION

  The Prospectus Supplement relating to a series of the Preferred Shares which is convertible will state the terms on which shares of that series are convertible into shares of Common Stock or a series of Preferred Stock.

RIGHTS UPON LIQUIDATION

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of the Preferred Shares and any Preferred Stock ranking on a parity with such series of Preferred Shares upon liquidation will be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of the Common Stock or any other class or series of stock of the Corporation ranking junior to such series of the Preferred Shares upon liquidation, liquidation distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Shares plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then current dividend period and, if such series of the Preferred Shares is cumulative, for all dividend periods prior thereto. Neither the sale of all or substantially all of the property and assets of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Preferred Shares of any series and any other shares of stock of the Corporation ranking as to any such distribution on a parity with such series of the Preferred Shares shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of any other series of the Preferred Shares or other securities of the Corporation ranking as to any such distribution on a parity with the Preferred Shares of such series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Shares of such series, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. After payment of the full amount of the liquidation distribution to which they are entitled, the holders of such series of the Preferred Shares will have no right or claim to any of the remaining assets of the Corporation.

VOTING RIGHTS

  Except as indicated below or in the Prospectus Supplement relating to a particular series of the Preferred Shares, or except as expressly required by applicable law, the holders of the Preferred Shares will not be entitled to vote. In the event the Corporation issues shares of a series of the Preferred Shares, unless otherwise indicated in the Prospectus Supplement relating to such series, each share will be entitled to one vote on matters on which holders of such series are entitled to vote. However, as more fully described under "Description of Depositary Shares," if the Corporation elects to provide for the issuance of Depositary Shares representing fractional interests in a share of such series of the Preferred Shares, the holders of each such Depositary Share will, in effect, be entitled through the Depositary to such fraction of a vote, rather than a full vote. In the case of any series of Preferred Shares having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of any other series of Preferred Shares or a series of Preferred Stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate liquidation preference or initial offering price of the shares of such series of the Preferred Shares.

  So long as any Preferred Shares of any series remain outstanding, the Corporation will not, without the consent of the holders of the outstanding Preferred Shares of such series and outstanding shares of all series of

Preferred Stock ranking on a parity with the Preferred Shares of such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are then exercisable, by a vote of at least two-thirds of all such outstanding Preferred Shares and shares of Preferred Stock voting together as a class, given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Preferred Shares with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the Corporation's Restated Articles of Incorporation or of the resolutions contained in a Certificate of Designation for any series of the Preferred Shares designating such series of the Preferred Shares and the preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions thereof, so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation and issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of any series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

OUTSTANDING PREFERRED STOCK

  The Corporation has established the terms of two series of Preferred Stock: the Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") which is described more fully below in "Description of Common Stock-- Rights Agreement;" and the Series B ESOP Convertible Preferred Stock (the "Series B Preferred Stock"). Shares of Series B Preferred Stock are the only shares of Preferred Stock that have been issued to date. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares will rank in all respects senior to the outstanding Series B Preferred Stock. The Common Stock of the Corporation, including the Common Stock that may be issued as Offered Securities or upon conversion or exercise of Offered Securities, will be subject to any prior rights of the Preferred Stock then outstanding or thereafter issued. Therefore, the rights of the outstanding Preferred Stock, described below, and any Preferred Stock that may be subsequently issued, may limit the rights of the holders of the Common Stock of the Corporation. At October 28, 1995, the Corporation had outstanding 406,246 shares of Series B Preferred Stock.

  All outstanding shares of Series B Preferred Stock are held of record by a trustee acting on behalf of the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan, or any successor to such plan (the "Plan"). The Series B Preferred Stock provides for cumulative quarterly dividends equal to $56.20 per annum, subject to adjustment. The Series B Preferred Stock is subject to redemption, in whole or in part, at the option of the Corporation at any time after January 19, 2000 at a price equal to $864.60 per share plus accrued and unpaid dividends thereon to the date fixed for redemption (the "Redemption Price"). In addition, the Corporation may redeem, in whole or in part, the Series B Preferred Stock at any time after a change in any statute, rule or regulation which has the effect of limiting or making unavailable to the Corporation all or any of the tax deductions for certain amounts paid on the Series B Preferred Stock at a price equal to the higher of the Redemption Price and the per share fair market value of the Series B Preferred Stock (determined as set forth in the Certificate of Designation for the Series B Preferred Stock). The Corporation shall redeem the Series B Preferred Stock in the event the Plan is terminated or the employee stock ownership feature of the Plan is terminated or eliminated from the Plan at a price equal to the higher of the Redemption Price and the per share fair market value of the Series B Preferred Stock. The Series B Preferred Stock may be redeemed in whole or in part at the option of the holder thereof in certain circumstances related to (i) the payment by the holder of indebtedness incurred by or for the benefit of the Plan or (ii) distributions required to be made by the holder under the Plan.

  The Series B Preferred Stock is mandatorily convertible, without any further action on the part of the Corporation or the holder thereof, into Common Stock at the then applicable conversion price (as defined in the

Certificate of Designation for the Series B Preferred Stock) when record ownership of the shares of Series B Preferred Stock is transferred to any person other than a successor trustee under the Plan. In addition, a holder of Series B Preferred Stock is entitled, at any time prior to the date fixed for redemption, to convert shares of Series B Preferred Stock held by such holder into shares of Common Stock at the then applicable conversion price. The Series B Preferred Stock does not have preemptive rights.

  In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution is made to holders of Common Stock, $864.60 per share, plus accrued and unpaid dividends. The holders of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation, voting together with the holders of voting capital stock of the Corporation as one class. In addition, the vote of at least two-thirds of the outstanding shares of Series B Preferred Stock is necessary to adopt any alteration, amendment or repeal of any provision of the Restated Articles of Incorporation or the Certificate of Designation for the Series B Preferred Stock if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the shares of the Series B Preferred Stock as to affect them adversely. The vote of a majority of the outstanding shares of Series B Preferred Stock is also necessary for increases in the capital of the Corporation allocable to the Common Stock if, as a result thereof, the surplus of the Corporation for purposes of the Minnesota Business Corporation Act would be less than the amount of dividends that would accrue on the then outstanding Series B Preferred Stock during the following three years. Except as otherwise required by law or set forth above, holders of Series B Preferred Stock have no special voting rights.

                       DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Shares which will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Shares.

GENERAL

  The Corporation may, at its option, elect to offer fractional interests in Preferred Shares, rather than full Preferred Shares. In the event such option is exercised, the Corporation will provide for the issuance by a Depositary to the public of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Shares) in a share of a particular series of the Preferred Shares as described below.

  The shares of any series of the Preferred Shares underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Corporation and a bank or trust company selected by the Corporation having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a Preferred Share underlying such Depositary Share, to all the rights and preferences of the Preferred Shares underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

  Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Corporation, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Corporation's expense.

  Upon surrender of the Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his order, of the number of Preferred Shares and any money or other property represented by such Depositary Shares. Partial Preferred Shares will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole Preferred Shares to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Shares thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. The Corporation does not expect that there will be any public trading market for the Preferred Shares except as represented by the Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Corporation, sell such property and distribute the net proceeds from such sale to such holders.

  The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Corporation to holders of the Preferred Shares shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  If a series of the Preferred Shares underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Shares held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Shares. Whenever the Corporation redeems Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to the Preferred Shares so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED SHARES

  Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Shares underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of Preferred Shares underlying such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Preferred Shares to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Shares.

TAXATION

  Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Shares represented by such Depositary Shares and, accordingly, will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Shares. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Shares in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each Preferred Share to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for the Preferred Shares in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Shares will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Corporation or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Shares of the relevant series in connection with any liquidation, dissolution or winding up of the Corporation and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

  The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Corporation will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and any redemption of the Preferred Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

  The Depositary will forward to the holders of Depositary Shares all reports and communications from the Corporation which are delivered to the Depositary and which the Corporation is required to furnish to the holders of the Preferred Shares.

  Neither the Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Corporation and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

  The following description of the terms of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may pertain. The description of certain provisions of the Common Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Corporation's Restated Articles of Incorporation and bylaws and the Certificate of Designation relating to the Series A Preferred Stock.

GENERAL

  The Board of Directors of the Corporation is authorized to issue a maximum of 500,000,000 shares of Common Stock. As of October 28, 1995, 71,901,403 shares of Common Stock were issued and outstanding. Subject to any prior rights of any Preferred Stock then outstanding, holders of the Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Corporation out of funds legally available therefor. Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any such Preferred Stock, in the event of liquidation, dissolution or winding up of the Corporation, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by the Corporation. The outstanding shares of Common Stock are fully paid and nonassessable, and any shares of Common Stock issued as Offered Securities and any shares of Common Stock issuable upon exercise of Common Stock Warrants or the conversion of Debt Securities or Preferred Shares that are convertible into Common Stock will be fully paid and nonassessable. The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York. Each share of Common Stock also includes a right to purchase certain Preferred Stock. See "Rights Agreement" below.

ANTI-TAKEOVER PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

  The Corporation's Restated Articles of Incorporation contain certain provisions that may reduce the likelihood of a change in management or voting control of the Corporation without the consent of the Board of Directors. These provisions could have the effect of delaying, deterring or preventing tender offers or takeover attempts that some or a majority of the Corporation's shareholders might consider to be in the shareholders' best interests, including tender offers or attempts that might result in a premium over the market price for the Common Stock.

  Fair Price Provision. Article IV of the Restated Articles of Incorporation of the Corporation provides that certain transactions ("business combinations") with certain beneficial owners of 10% or more of the voting capital stock of the Corporation ("interested shareholders") require, in addition to any affirmative vote required by law, the affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all then outstanding shares of voting capital stock of the Corporation, voting as a single class. Business combinations include, without limitation, any merger, consolidation, or statutory exchange of shares of the Corporation with an interested shareholder; any sale, lease, pledge, or other disposition to or from an interested shareholder or the Corporation of any assets of the Corporation or the interested shareholder, respectively, with a value equal to or greater than 10% of the book value of the consolidated assets of the Corporation; the adoption of any plan for the liquidation or dissolution of the Corporation proposed by or on behalf of an interested shareholder; and any transaction that has the effect of increasing the proportionate share of capital stock of the Corporation beneficially owned by an interested shareholder. An affirmative vote by the shareholders is not required to approve a business combination under Article IV if the business combination has been approved by a majority of those directors who were members of the Board of Directors prior to the time that the interested shareholder involved in the business combination became an interested shareholder or whose election or nomination was approved by a majority of such directors ("continuing directors"). An affirmative vote is also not required if the business combination meets certain conditions specified in Article IV, including, without limitation, that certain minimum consideration be received in the business combination by holders of capital stock of the Corporation, that the interested shareholder not acquire any additional shares of capital stock of the Corporation after becoming an interested shareholder (except as approved by the continuing directors), and that a proxy or information statement describing the proposed business combination be mailed to all holders of capital stock of the Corporation as least 30 days prior to the consummation of the business combination. The affirmative vote of the holders of not less than 75% of the votes entitled to be cast by the holders of then outstanding shares of voting stock of the Corporation, voting together as a single class, is required to amend or repeal, or adopt any provisions inconsistent with,
Article IV of the Restated Articles of Incorporation.

  Preferred Stock. In addition to the Series B Preferred Stock discussed above and the Series A Preferred Stock discussed below, the Corporation's Restated Articles of Incorporation permit the Board of Directors to issue Preferred Stock at any time without shareholder approval. Preferred stock is sometimes used to discourage or make more difficult attempts to take control of a company by means of a merger, tender offer, proxy contest or otherwise through the issuance without shareholder approval of shares with supervoting rights or other features that could thwart a takeover by reducing the ability of the suitor to acquire the necessary voting shares to obtain control.

  Classified Board. Pursuant to Article VI of the Restated Articles of Incorporation, directors of the Corporation are divided into three classes and elected for staggered terms. At each annual meeting of shareholders approximately one third of the directors is elected to serve a three-year term. Directors serving staggered terms can be removed from office only upon the affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation, voting together as a single class. The affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all of the outstanding shares of voting stock of the Corporation, voting together as a single class, is required to amend or repeal, or adopt any provisions inconsistent with, this provision of the Restated Articles of Incorporation.

  Nomination Procedures. Article VI of the Corporation's Restated Articles of Incorporation also establishes procedures with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In general, notice must be received by the Secretary of the Corporation not less than 60 days prior to meetings of the shareholders of the Corporation.

  Amendment of Bylaws. The Corporation's bylaws give the Board of Directors the power to adopt, amend and repeal the bylaws, subject to limitations on such power contained in the Minnesota Business Corporation Act and subject to the power of the shareholders to change or repeal the bylaws.

RIGHTS AGREEMENT

  Each share of the Corporation's Common Stock, including those that may be issued as Offered Securities or upon conversion or exercise of Offered Securities, is accompanied by one preferred share purchase right (a "Right"). Once exercisable, each Right entitles the registered holder to purchase one one-hundredth of a share of the Series A Preferred Stock. Until a Right is exercised, the holder of a Right, as such, will have no rights as a shareholder of the Corporation including, without limitation, the right to vote or receive dividends. The description and terms of the Rights are set forth in the Amended and Restated Rights Agreement, dated as of May 27, 1992, between the Corporation and First Chicago Trust Company of New York, as Rights Agent.

  The Rights trade automatically with shares of Common Stock and become exercisable only under the circumstances described below. The Rights are designed to protect the interests of the Corporation and its shareholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with the Corporation's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Rights may, but are not intended to, deter takeover proposals.

  Shares of Series A Preferred Stock purchasable upon exercise of the Rights will rank junior to all other series of the Corporation's Preferred Stock, including the Preferred Shares, and will not be redeemable. Each share of Series A Preferred Stock will, subject to the rights of senior securities of the Corporation, including outstanding Preferred Shares, if any, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $5.00 per share or 100 times the quarterly dividend declared per share of Common Stock. Upon the liquidation of the Corporation, the holders of the Series A Preferred Stock will, subject to the rights of such senior securities, be entitled to a preferential liquidation payment equal to the greater of $100 per share plus all accrued and unpaid dividends or 100 times the payment made per share of Common Stock. Finally, in the event of any merger, consolidation, statutory share exchange or other similar transaction, each share of Series A Preferred Stock will, subject to the rights of such senior securities, be entitled to receive 100 times the amount received per share of Common Stock. These rights of the Series A Preferred Stock are protected by customary antidilution provisions. Each share of Series A Preferred Stock will have 100 votes per share and, except as otherwise required by law, will vote together with the Common Stock.

  The purchase price for each one one-hundredth of a share of Series A Preferred Stock is $150.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Series A Preferred Stock or issuance of warrants for, or securities convertible on certain terms into, shares of Series A Preferred Stock. The number of Rights outstanding and the number of shares of Series A Preferred Stock issuable upon the exercise of the Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Common Stock.

  The Rights will become exercisable following a "distribution date." A distribution date will occur 15 days after a person or group acquires 20% or more of the outstanding shares of Common Stock or a person or group announces an offer, which, if successful, would result in the acquisition of 30% or more of the outstanding shares of Common Stock (the Board may delay the distribution date following such an offer until the person or group actually acquires at least 20% of the outstanding shares of Common Stock). The Rights have certain additional features that will be triggered upon the occurrence of specified events:

    1. If a person or group acquires at least 20% of the outstanding shares of Common Stock, the Rights permit holders of the Rights, other than such person or group, to acquire Common Stock at 50% of market value.

    2. In the event of certain business combinations involving the Corporation or the sale of 50% or more of the assets or earning power of the Corporation, the Rights permit holders of the Rights to purchase the stock of the acquiror at 50% of market value.

At any time prior to the acquisition by a person or group of 20% or more of the outstanding shares of Common Stock and in certain circumstances within 20 days after such acquisition, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.05 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise such Rights will terminate and the only remaining right of the holders of Rights will be to receive the Redemption Price. In addition, the shareholders of the Corporation can, under certain circumstances, compel the Board of Directors to redeem the Rights even if the Board of Directors believes that a tender offer of the nature described in the next sentence is not in the shareholders' best interests. A person making a cash tender offer for all of the Corporation's outstanding capital stock and satisfying certain other conditions could require a shareholders meeting to vote upon a resolution requesting that the Board of Directors redeem the Rights to allow the completion of that tender offer or another cash tender offer for all of the Corporation's capital stock at a price not less than that contained in the original tender offer without being affected by the Rights. If the Corporation's shareholders, by a two-thirds vote of the outstanding voting power of the shares of the Corporation, approve such a resolution, and certain other conditions are satisfied, the Rights must be redeemed by the Board and would not affect the completion of the tender offer.

  The Rights will expire on September 26, 1996, unless earlier redeemed by the Corporation. The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights if such amendment cures ambiguities or corrects or supplements defective provisions or does not adversely affect the interests of the holders of the Rights. Otherwise, the terms of the Rights may be amended only with the consent of the holders of a majority of the shares of Common Stock voting for or against such amendment at a meeting of the Corporation's shareholders.

                      DESCRIPTION OF SECURITIES WARRANTS

  The Corporation may issue Securities Warrants for the purchase of Debt Securities, Preferred Shares, Depositary Shares or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Shares, Depositary Shares or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities, Preferred Shares, Depositary Shares or Common Stock. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Corporation and a bank or trust company, as Securities Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Corporation in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, are filed as exhibits to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreements and the Securities Warrant Certificates.

GENERAL

  If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the currencies in which such Securities Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (iv) the designation and terms of any series of Debt Securities, Preferred Shares or Depositary Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security, Preferred Share, Depositary Share or share of Common Stock; (v) the date on and after which such Securities Warrants and the related Common Stock or series of Debt Securities, Preferred Shares or Depositary Shares will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) United States federal income tax consequences; and (ix) any other terms of such Securities Warrants. Securities Warrants for the purchase of Debt Securities will be in registered form only.

  In the case of Securities Warrants for the purchase of Preferred Shares, Depositary Shares or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and, in the case of Securities Warrants for Preferred Shares or Depositary Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants or underlying the Depositary Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the series of Debt Securities, Preferred Shares or Depositary Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security, Preferred Share, Depositary Share or share of Common Stock; (iv) the date on and after which such Securities Warrants and the related Common Stock or series of Debt Securities, Preferred Shares or Depositary Shares will be transferable separately; (v) the number of Preferred Shares, Depositary Shares or shares of Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such number of Preferred Shares or Depositary Shares of such series or shares of Common Stock may be purchased upon each exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vii) United States federal income tax consequences; and (viii) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Shares, Depositary Shares or Common Stock will be in registered form only.

  Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may be presented for registration of transfer and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Shares, Depositary Shares or Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Shares, Depositary Shares or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Shares, Depositary Shares or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

  Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Preferred Shares, Depositary Shares or shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Corporation), unexercised Securities Warrants will become void.

  Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Shares, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the Securities Warrant Certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant Certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Corporation will, as soon as practicable, issue and deliver the Debt Securities, Preferred Shares, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants. The holders of Securities Warrants will be required to pay any tax or governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying securities issued upon such exercise.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

  The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the

Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants. The Corporation and the Securities Warrant Agent under a Securities Warrant Agreement may also modify or amend a Securities Warrant Agreement and the terms of the Securities Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Securities Warrants affected thereby; provided that no such modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Securities Warrants, may be made without the consent of each holder affected thereby.

COMMON STOCK WARRANT ADJUSTMENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including
(i) the issuance of capital stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Corporation (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). In the event that the Corporation shall distribute any rights or warrants to acquire capital stock pursuant to clause (iii) above (the "Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Corporation may, in lieu of making any adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each holder of such a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Corporation or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

  No adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

  In the case of (i) a reclassification or change of the Common Stock, (ii) a consolidation or merger involving the Corporation or (iii) a sale or conveyance to another corporation of the property and assets of the Corporation as an entirety or substantially as an entirety, in each case as a result of which holders of the Corporation's Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                             PLAN OF DISTRIBUTION

  The Corporation may offer and sell the Offered Securities in any of three ways: (i) through agents, (ii) through underwriters or dealers, or (iii) directly to one or more purchasers. The Prospectus Supplement with respect to any of the Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters or agents, the purchase price of such Offered Securities, the proceeds to the Corporation from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Offered Securities may be listed.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  If so indicated in the applicable Prospectus Supplement relating to such Offered Securities, the Corporation will authorize dealers or other persons acting as the Corporation's agents to solicit offers by certain institutions to purchase Offered Securities from the Corporation pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Corporation. The obligations of any purchaser under any such contract will not be subject to any conditions except that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

  Underwriters, dealers and agents may be entitled, under agreements entered into with the Corporation, to indemnification by the Corporation against certain civil liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents, and affiliates thereof, may be customers of, engage in transactions with, or perform services for the Corporation and its affiliates in the ordinary course of business.

  All Offered Securities (except shares of Common Stock) will be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Corporation for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Offered Securities.

                            VALIDITY OF SECURITIES

  The validity of the Offered Securities will be passed upon for the Corporation by Timothy R. Baer, Assistant General Counsel of the Corporation. Mr. Baer owns or has the right to acquire a number of shares of Common Stock which totals less than 1% of the outstanding Common Stock.

                                    EXPERTS

  The consolidated financial statements and related schedule of Dayton Hudson Corporation and subsidiaries included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended January 28, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included or incorporated therein by reference and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

       Registration Fee............................................... $344,830
      *Legal Fees and Expenses........................................   60,000
      *Trustee Fees and Expenses......................................   30,000
      *Accounting Fees and Expenses...................................   50,000
      *Blue Sky and Legal Investment Fees and Expenses................   20,000
      *Printing and Engraving Fees....................................   80,000
      *Rating Agency Fees.............................................  200,000
      *Listing Fees...................................................   50,000
      *Miscellaneous..................................................    5,170
                                                                       --------
          Total....................................................... $840,000
                                                                       ========

--------
  *Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the "Corporation Act"). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of his official capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization for the same judgments, penalties, fines, settlements and expenses; (b) that such person must have acted in good faith;
(c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner he reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. The determination as to eligibility for indemnification is made by the members of the corporation's board of directors or a committee of the board who are at the time not parties to the proceedings under consideration, by special legal counsel, by the shareholders who are not parties to the proceedings or by a court.

  Pursuant to the terms of forms of underwriting agreements and form of distribution agreement filed as Exhibits 1(a), 1(b), 1(c) and 1(d) to this Registration Statement, the directors and officers of the Registrant will be indemnified against certain civil liabilities that they may incur under the Securities Act of 1933 in connection with this Registration Statement and the related Prospectus and applicable Prospectus Supplement.

ITEM 16. EXHIBITS

  The following Exhibits are filed as part of this Registration Statement:

      1(a)     Form of Underwriting Agreement for Debt Securities.(1)
      1(b)     Form of Underwriting Agreement for Preferred Shares.
      1(c)     Form of Underwriting Agreement for Common Stock.
      1(d)     Form of Distribution Agreement.(2)

      4(a)     Restated Articles of Incorporation, Certificate of Designation,
               Preferences and Rights relating to the Registrant's Series A
               Junior Participating Preferred Stock and Certificate of
               Designation, Preferences and Rights relating to the Registrant's
               Series B ESOP Convertible Preferred Stock.(3)
      4(b)     Bylaws.(4)
      4(c)     Amended and Restated Rights Agreement, dated as of May 27, 1992, between the Registrant and First Chicago Trust Company of New
               York.(5)
      4(d)     Indenture dated as of February 1, 1986 between the Registrant and First Trust National Association.(6)
      4(e)     First Supplemental Indenture dated as of February 7, 1991
               between the Registrant and First Trust National Association.(7)
      4(f)     Forms of Registered Medium-Term Notes.(8)
      4(g)     Form of Senior Note.
      4(h)     Form of Certificate of Designation, Preferences and Rights of
               Preferred Shares.
      4(i)     Form of Preferred Stock Certificate.
      4(j)     Form of Convertible Preferred Stock Certificate.
      4(k)     Form of Deposit Agreement, including form of Depositary Receipt.
      4(l)     Form of Debt Warrant Agreement, including form of Debt Warrant
               Certificate.
      4(m)     Form of Preferred Shares Warrant Agreement, including form of
               Preferred Shares Warrant Certificate.
      4(n)     Form of Common Stock Warrant Agreement, including form of Common
               Stock Warrant Certificate.
      4(o)     Form of Common Stock Certificate.
               The Registrant and certain of its consolidated subsidiaries have outstanding certain long-term debt. None of such debt exceeds
               10% of the total assets of Dayton Hudson Corporation and its consolidated subsidiaries. Copies of instruments with respect to long-term debt will be furnished to the Commission upon request.
      5        Opinion of Assistant General Counsel of the Registrant.
     12        Computations of ratios of earnings to fixed charges and ratios of earnings to fixed charges and preferred stock dividends.
     23(a)     Consent of Assistant General Counsel of the Registrant (included as part of Exhibit 5).
     23(b)     Consent of Ernst & Young LLP.
     24        Powers of Attorney.
     25        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of First Trust National Association, as Trustee.

--------
(1) Incorporated by reference to the same numbered Exhibit to the Registrant's Registration Statement on Form S-3, No. 33-42364.
(2) Incorporated by reference to Exhibit 1(a) to Current Report on Form 8-K dated January 31, 1992 (File No. 1-6049).
(3) Incorporated by reference to Exhibit 3A to the Registrant's Quarterly Report on Form 10-K for the year ended January 30, 1993 (File No. 1-6049).
(4) Incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended October 29, 1994 (File No. 1-
    6049).

(5) Incorporated by reference to Exhibit 1 to Amendment to Application for Report on Form 8 dated May 28, 1992 (File No. 1-6049).
(6) Incorporated by reference to Exhibit 4(a) to Registration Statement No. 33-10294.
(7) Incorporated by reference to Exhibit 4(a) to Current Report on Form 8-K dated February 7, 1991 (File No. 1-6049).
(8) Incorporated by reference to Exhibits 4(a) and 4(b) to Current Report on Form 8-K dated January 30, 1992 (File No. 1-6049).

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (e) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and the State of Minnesota, on the 23rd day of January, 1996.

                                          DAYTON HUDSON CORPORATION

                                               /s/ Douglas A. Scovanner
                                          By___________________________________
                                             Douglas A. Scovanner Senior Vice
                                                         President

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 23rd day of January, 1996 by the following persons in the capacities indicated:


            /s/ Bob Ulrich
-------------------------------------------
                Bob Ulrich                  Chairman of the Board and Chief Executive
                                             Officer (Principal Executive Officer)
       /s/ Douglas A. Scovanner
-------------------------------------------
           Douglas A. Scovanner             Senior Vice President
                                             (Principal Financial Officer)
           /s/ J. A. Bogdan
-------------------------------------------
               J. A. Bogdan                 Controller
                                             (Principal Accounting Officer)

Rand V. Araskog
Livio De Simone
Roger A. Enrico
William W. George
Roger L. Hale                             A majority of the Board of
Betty Ruth Hollander                      Directors*
Michele J. Hooper
Mary Patterson McPherson
Solomon D. Trujillo
Robert Ulrich
John R. Walter
Stephen E. Watson

*Stephen C. Kowalke, by signing his name hereto on the 23rd day of January, 1996, does hereby sign this document on behalf of each of the above named directors of the registrant pursuant to powers of attorney duly executed by such persons.

                                               /s/ Stephen C. Kowalke
                                          _____________________________________
                                          Stephen C. Kowalke, Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT                                                             FORM OF
 NUMBER                    DOCUMENT DESCRIPTION                       FILING
 -------                   --------------------                      -------
   1(a)  Form of Underwriting Agreement for Debt Securities.
   1(b)  Form of Underwriting Agreement for Preferred Shares....   Electronic
                                                                   Transmission
   1(c)  Form of Underwriting Agreement for Common Stock........   Electronic
                                                                   Transmission
   1(d)  Form of Distribution Agreement.
   4(a)  Restated Articles of Incorporation, Certificate of
         Designation, Preferences and Rights relating to the
         Registrant's Series A Junior Participating Preferred
         Stock and Certificate of Designation, Preferences and
         Rights relating to the Registrant's Series B ESOP
         Convertible Preferred Stock.
   4(b)  Bylaws.
   4(c)  Amended and Restated Rights Agreement, dated as of May
         27, 1992, between the Registrant and First Chicago
         Trust Company of New York.
   4(d)  Indenture dated as of February 1, 1986 between the
         Registrant and First Trust National Association.
   4(e)  First Supplemental Indenture dated as of February 7,
         1991 between the Registrant and First Trust National
         Association.
   4(f)  Forms of Registered Medium-Term Notes.
   4(g)  Form of Senior Note....................................   Electronic
                                                                   Transmission
   4(h)  Form of Certificate of Designation, Preferences and       Electronic
         Rights of Preferred Shares.............................   Transmission
   4(i)  Form of Preferred Stock Certificate....................   Electronic
                                                                   Transmission
   4(j)  Form of Convertible Preferred Stock Certificate........   Electronic
                                                                   Transmission
   4(k)  Form of Deposit Agreement, including form of Depositary   Electronic
         Receipt................................................   Transmission
   4(l)  Form of Debt Warrant Agreement, including form of Debt    Electronic
         Warrant Certificate....................................   Transmission
   4(m)  Form of Preferred Shares Warrant Agreement, including     Electronic
         form of Preferred Shares Warrant Certificate...........   Transmission
   4(n)  Form of Common Stock Warrant Agreement, including form    Electronic
         of Common Stock Warrant Certificate....................   Transmission
   4(o)  Form of Common Stock Certificate.......................   Electronic
                                                                   Transmission
   5     Opinion of Assistant General Counsel of the Registrant.   Electronic
                                                                   Transmission
  12     Computations of ratios of earnings to fixed charges and
         ratios of earnings to fixed charges and preferred stock   Electronic
         dividends..............................................   Transmission
  23(a)  Consent of Assistant General Counsel of the Registrant
         (included as part of Exhibit 5).

 EXHIBIT                                                             FORM OF
 NUMBER                    DOCUMENT DESCRIPTION                       FILING
 -------                   --------------------                      -------
  23(b)  Consent of Ernst & Young LLP............................  Electronic
                                                                   Transmission
  24     Powers of Attorney......................................  Electronic
                                                                   Transmission
  25     Form T-1 Statement of Eligibility under the Trust
         Indenture Act of 1939 of First Trust National             Electronic
         Association, as Trustee.................................  Transmission